UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2005

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14829	84-0178360
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Notre Dame Street East Montréal, Québec, Canada, H2L 2R5		1225 17th Street Denver, Colorado 80202
(Address of Principal Executive Offices, including Zip Code)

(303) 277-6661 (Colorado)
(514) 521-1786 (Québec)
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The following information is filed under this Item 2.02:

On November 1, 2005, Molson Coors Brewing Company (the “company”) announced higher consolidated net sales and sales volume, and higher net income for the third quarter of 2005 compared to the third quarter of 2004.  Higher consolidated sales volume, net sales and net income were attributable to including Molson Inc. results in the third quarter of 2005 but not in the third quarter of 2004.  Net income in the third quarter was $108.2 million.

For the 13-week third quarter ended September 25, 2005, the company reported net sales of $1.6 billion and sales volume of 12.8 million barrels, or 15.1 million hectoliters (hl).  The company’s effective tax rate for the third quarter 2005 was 6.4 percent and its pretax merger related amortization expense for the third quarter 2005 was $14.7 million.

On a consolidated pro forma basis, compared to the third quarter 2004, the company’s third quarter 2005 results included:

•	Sales to retail	0.0%
•	Sales volume	+0.3%
•	Net sales	+0.3%
•	Gross profit	+4.7%
•	Operating income	(5.0)%
•	Pretax income	(16.6)%
•	Net income	(18.2)%

Leo Kiely, Molson Coors president and chief executive officer, said, “Our third quarter financial results reflected encouraging volume and financial performance in Canada and the U.S., despite extensive competitive price discounting in some of our largest markets and significant input cost inflation. We made good progress on cost reduction initiatives across the company, which aided financial results in the quarter, and we increased investments in marketing and sales programming. At the same time, substantial market challenges in the U.K. reduced the financial performance of our Europe business. Our Brazil operation continued to report operating losses, but at a significantly reduced level.

“In Canada, our year-over-year sales to retail increased 1.5 percent on a comparable basis during the third quarter, led by Coors Light which grew at a double-digit percentage rate versus a year ago.  In the U.S., sales to retail were up slightly compared to prior year, driven by low-single-digit growth of Coors Light.  However, our revenue per barrel was impacted negatively by a substantial increase in price discounting in several U.S. markets in the quarter.

“Although third quarter volume improved in our Europe segment well ahead of the U.K. beer market, this business continued to be challenged by competitive price discounting and margin pressure from unfavorable changes in channel and sales mix.  We were encouraged, however, by strong volume performance of our U.K. industry-leading brand, Carling, which grew at a mid-single-digit percentage rate in the quarter.  In Brazil, cost and pricing trends improved inthe third quarter, but volume declines and operating losses continued to be significant challenges.”

Canada Segment

Canada segment comparable sales to retail were up 1.5 percent during the third quarter 2005 compared to prior year largely due to favorable weather and stronger, more integrated sales and marketing programs.  Overall industry sales to retail grew an estimated 3.5 percent in the quarter from a year earlier.  Sales volume of 2.4 million barrels (2.8 million hl) was up 4.0 percent on a comparable basis versus prior year.  Canada segment net sales increased 14.0 percent on a pro forma basis from the third quarter of 2004 driven by favorable foreign exchange rates, higher volume and increased pricing in select markets.  Excluding a $13.9 million pretax special charge in 2004 (described below), operating income in Canada during the third quarter 2005 increased 11.2 percent on a pro forma basis versus prior year.

United States Segment

In the third quarter 2005, comparable U.S. segment sales volume decreased 0.3 percent.  On a pro forma basis, the company reported no change in U.S. segment net sales compared to the third quarter a year ago.  U.S. segment sales to retail increased 0.1 percent on a pro forma basis during the quarter, driven by low-single-digit percentage growth by Coors Light and a strong double-digit increase in Blue Moon, offset by declines in other brands, primarily the Coors brand and Aspen Edge.

Including a special charge of $37.1 million (described below), third quarter U.S. operating income of $31.2 million was 48.1 percent lower on a pro forma basis versus prior year.  Excluding the special charge, U.S. operating income increased 13.8 percent on a pro forma basis, driven by lower overhead and manufacturing costs, partially offset by higher packaging materials and energy costs.

Europe Segment

In the third quarter 2005, Europe segment sales volume increased 3.4 percent compared to a year ago.  Net sales per barrel decreased 18.6 percent from the third quarter of 2004, primarily because of a change in contractual arrangements with a major customer for the sale of non-owned, or factored, brand sales. This contract change reduced both net sales and cost of goods sold by $60 million in the third quarter, with no impact on profits.  Owned brand revenue per barrel in the U.K. decreased approximately 3 percent in local currency as a result of lower pricing and adverse channel and sales mix.  In addition, unfavorable foreign exchange rates reduced net sales approximately 1 percent.

Although U.K. beer industry volume grew in the third quarter against a soft quarter a year ago, the industry continued to be challenged by lower consumer spending and higher levels of competitor discounting in both the on-premise and off-premise channels.  As a result, Europe segment operating income during the third quarter 2005 decreased 24.2 percent from the prior year.

Brazil Segment

Brazil segment net sales during the third quarter increased 27.0 percent on a comparable basis from the third quarter of 2004, driven by favorable beer pricing and a 19.3 percent appreciation of the Brazilian real versus the U.S. dollar.   Sales volume of 1.6 million barrels (1.9 million hl) declined 7.6 percent on a comparable basis versus a year ago.  The Brazil business continued to improve operating trends during the third quarter, with a pro forma operating loss 26.4 percent smaller than a year ago.

Molson Coors Brewing Company continues to assess the future of its Brazil operations and evaluate a full range of strategic options for the future of this business, a process that includes discussions with third parties regarding the Kaiser business.

Special Items

The company reported the following special items totaling $33.5 million during the third quarter 2005:

•                  U.S. segment special charges of $37.1 million were primarily related to closing the company’s Memphis brewery, including charges for a $25 million reserve for an estimated final contribution to the multi-employer Memphis pension plan, from which the company anticipates withdrawing in 2007. U.S. special charges also include accelerated Memphis asset depreciation of $10.9 million and limited restructuring expenses.  In Europe, a $0.6 million net special charge includes restructuring expenses related to cost-reduction initiatives, largely offset by gains on the sale of surplus real estate previously used in operations.

•                  A corporate segment special credit of $4.2 million was attributable to stock option income resulting from the quarterly adjustment to the cost of providing a floor price under options for Coors executives who left under a change-of-control provision following the merger of Molson and Coors.

In addition, 2004 pro forma Canada results included a $13.9 million pretax special charge in the 3rd quarter of 2004 attributable to merger-related costs and restructuring charges.

Merger Synergies Update

In the third quarter 2005, Molson Coors synergy teams continued to pursue aggressively $175 million of merger-related pretax cost synergies that the company has committed to capturing in stages over the next three years.  Since the completion of the merger on February 9, 2005, the company has captured approximately $37 million in cost synergies, with the savings mostly in overhead and procurement costs.  The company is confident that it will capture at least $50 million in merger-related cost synergies in 2005.

The company’s Summary of operations for the fiscal quarter ended September 27, 2005 is attached as Exhibit 99.1 hereto.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the company’s independent auditors have not completed their review.   Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the company’s projections and expectations are disclosed in the company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

The following information is furnished under this Item 2.02:

On November 1, 2005, Molson Coors Brewing Company issued a press release announcing its earnings for the fiscal quarter ended September 27, 2005, which it is furnishing under this Item 2.02 as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Molson Coors Brewing Company: Summary of Operations - 3rd quarter 2005 (this exhibit is filed by the company).

99.2	Press Release issued by Molson Coors Brewing Company, dated November 1, 2005 (this exhibit is furnished by the company).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

By /s/ MARTIN L. MILLER
Name: Martin L. Miller
Vice President and Global Controller

Date: November 1, 2005

Exhibit List	Description

99.1	Molson Coors Brewing Company: Summary of Operations - 3rd quarter 2005 (this exhibit is filed by the company).
99.2	Press Release issued by Molson Coors Brewing Company, dated November 1, 2005 (this exhibit is furnished by the company).